Exhibit 1

Oi S.A. - In Judicial Reorganization CNPJ/MF Nº 76.535.764/0001-43 NIRE 33.30029520-8 Publicly-Held Company

NOTICE TO THE MARKET

Hiring of Market Maker

Oi S.A. – In Judicial Reorganization (the “Company”) discloses to its shareholders and the market in general that it has hired CREDIT SUISSE (BRASIL) S.A. CORRETORA DE TÍTULOS E VALORES MOBILIÁRIOS, with its headquarters located at Rua Leopoldo Couto de Magalhães Jr., 700 - 10th floor, part, and 12th to 14th floors, parts, in the City and State of São Paulo, registered in the Corporate Taxpayers’ Registry (CNPJ/MF) under No. 42.584.318/0001-07 (“Market Maker”), to perform the duties of Market Maker of the Company’s common shares (ticker OIBR3) and preferred shares (ticker OIBR4) with ISIN codes BROIBRACNOR1 and BROIBRACNPR8, respectively, within the scope of the São Paulo Stock Exchange (BM&FBOVESPA S.A. - Bolsa de Valores, Mercadorias e Futuros), in accordance with the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários - CVM) Instruction No. 384, dated March 17, 2003, the Accreditation Rules for Market Makers in Managed Markets by the BM&FBOVESPA and all other applicable laws and regulations, to substitute BTG Pactual Corretora de Valores Mobiliários SA, which will act as market maker until October 31, 2017.

The agreement with the Market Maker is intended to boost the liquidity of the Company’s common and preferred shares and shall be in effect for twelve months, which may be renewed by agreement between the parties or terminated at any time by prior written communication from one party to the other.

The Company highlights that its capital is widely held, with no defined control, and as a result there are no contracts or agreements between controlling shareholders and the Market Maker regulating the exercise of voting rights or the purchase and sale of securities issued by the Company, pursuant to article 8, item V, of CVM Instruction No. 384/2003.The Company also discloses that, according to its most recent Reference Form (Formulário de Referência) filed with the CVM on September 28, 2017, there are 519.748.556 of its common shares and 155.915.263 of its preferred shares outstanding, as defined in article 4-A, § 2, of Law No. 6,404/76.

The Market Maker will commence its activities on November 1, 2017.

Rio de Janeiro, September 29, 2017.

Ricardo Malavazi Martins

Chief Financial Officer and Investor Relations Officer

Oi S.A. - In Judicial Reorganization

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